Exhibit 5.h

Dr. iur. Daniel Daeniker Rechtsanwalt

Homburger Rechtsanwälte Weinbergstrasse 56 | 58 CH-8006 Zürich Postfach 338 | CH-8035 Zürich Telefon +41 43 222 10 00 Fax +41 43 222 15 00 daniel.daeniker@homburger.ch

Crown Obrist AG Römerstrasse 83 4153 Reinach BL Switzerland	Crown Vogel AG Industriestrasse 37 4147 Aesch BL Switzerland	Dechert LLP 4000 Bell Atlantic Tower 1717 Arch Street Philadelphia, PA 19103 U.S.A.

February 8, 2005 DADP | AMC | ETS

306196 | AMC | 000010.doc

Crown Obrist AG | Crown Vogel AG:

Registration Statement on Form S-4

Ladies and Gentlemen

We have acted as special Swiss counsel to Crown Obrist AG and Crown Vogel AG (collectively the Companies, and each a Company) in connection with

(a)	the indenture dated as of September 1, 2004 between Crown European Holdings SA, the Guarantors named therein (Guarantors) and Wells Fargo Bank N.A., as Trustee (the Indenture);

(b)	the guarantees dated as of September 1, 2004 and October 6, 2004 by the Guarantors provided for in, and attached as Exhibit G to, the Indenture (the Guarantees); and

(c)	the registration statement on Form S-4, originally filed on November 24, 2004, by Crown European Holdings SA and the Guarantors as co-registrants with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the Registration Statement).

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As such counsel, we have been requested to give our opinion as to certain legal matters relating to the Indenture and the Guarantees.

Capitalized terms used herein shall have the meaning attributed to them in the Indenture unless otherwise defined herein.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof as currently applied by the Swiss courts. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgement. This opinion is also confined to:

(i)	the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in the Indenture, the Guarantees or the Registration Statement (other than listed below) or any other matter; and

(ii) the documents listed below.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the documents below, and we express no opinion as to the accuracy of representations and warranties of facts set out in such documents or the factual background assumed therein.

For the purpose of giving this opinion, we have only examined originals or copies of the following documents (collectively the Documents):

(i)	an execution copy of the Indenture;

(ii)	execution copies of the Guarantees;

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(iii)	certified copies of the articles of incorporation (Statuten) of each of

-	Crown Obrist AG, dated as of February 24, 2003;

-	Crown Vogel AG, dated as of December 4, 2003;

(collectively the Articles);

(iv)	certified excerpts from the relevant Registers of Commerce for each of the Companies:

-	from the Register of Commerce of the Canton of Basel-Landschaft for Crown Obrist AG, dated as of January 26, 2005;

-	from the Register of Commerce of the Canton of Basel-Landschaft for Crown Vogel AG, dated as of January 26, 2005;

(collectively the Excerpts);

(v)	a copy of the resolutions of the board of directors of each of

-	Crown Obrist AG, dated as of August 10, 2004;

-	Crown Obrist AG, dated as of September 29, 2004;

-	Crown Vogel AG, dated as of August 10, 2004;

-	Crown Vogel AG, dated as of September 30, 2004;

(collectively the Board Resolutions); and

(vi)	copies of:

-	the minutes and resolutions of the shareholders’ meeting of Crown Obrist AG held on August 10, 2004;

-	the minutes and resolutions of the shareholders’ meeting of Crown Obrist AG held on September 29, 2004;

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-	the minutes and resolutions of the shareholders’ meeting of Crown Vogel AG held on August 10, 2004;

-	the minutes and resolutions of the shareholders’ meeting of Crown Vogel AG held on September 29, 2004;

(collectively the Shareholders’ Resolutions).

No documents have been reviewed by us in connection with this opinion other than those listed in (i) through (vi) above. Accordingly, we shall limit our opinion to the Documents and their legal implications on the Indenture and the Guarantees under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

II.	Assumptions

In rendering the opinions below, we have assumed:

(a)	the conformity to the original Documents of all Documents produced to us as copies, fax copies or via e-mail, and that the original was executed in the manner appearing on the copy;

(b)	that the signatures appearing on any of the Documents are genuine and have been given by the persons purporting to sign such Documents on behalf of the parties purporting to be represented by them;

(c)	the accuracy of all factual information contained in, or material statements given in connection with, the Documents;

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(d)	the Indenture and the Guarantees are within the capacity and power of, and have been validly authorized, executed and delivered by and are binding on all parties thereto other than the Companies;

(e)	the performance by all parties to the Indenture and the Guarantees other than the Companies of all obligations by which they are respectively bound under the Indenture and the Guarantees and the compliance of all the parties to the Indenture and the Guarantees with all matters of validity and enforceability under any law other than the laws of Switzerland;

(f)	that as far as any obligation under the Indenture or the Guarantees is required to be performed in any jurisdiction outside of Switzerland, its performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction;

(g)	that, except as expressly opined upon herein, all representations and warranties made by any one of the parties of the Indenture or the Guarantees are true and accurate;

(h)	that the Excerpts and the Articles are correct, complete and up-to-date;

(i)	that all parties entered into the Indenture and the Guarantees for bona fide commercial reasons and at arm’s length terms, and that none of the directors or officers of the respective party has or had a conflict of interest with such party in respect of the Documents that would preclude him from validly representing (or granting a power of attorney in respect of the Documents for) the respective party; and

(j)	that the Board Resolutions and the Shareholder Resolutions (i) have been duly resolved in meetings duly convened and otherwise in the manner set forth therein, and (ii) have not been rescinded or amended and are in full force and effect.

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III.	Opinion

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that as of the date hereof:

1.	Each of the Companies is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland with all requisite corporate power and authority to execute, deliver and perform the Indenture and the Guarantees.

2.	The execution, delivery and performance of the Indenture and the Guarantees are within the corporate power of each of the Companies and have been duly authorized by all necessary corporate actions of each of the Companies.

3.	As far as Swiss law is concerned, the execution of the Indenture and the Guarantees by the signatories thereto constitute a valid execution of the Indenture and the Guarantees on behalf of each of the Companies.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)	We are members of the Zurich Bar and do not hold ourselves to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)	A judgment given by a Swiss court in respect of proceedings instituted before it based on a claim for currencies other than Swiss francs may be expressed in such currency, if so requested. Enforcement of any court judgment under Swiss debt enforcement and bankruptcy proceedings, however, may only be made in Swiss francs and the foreign currency

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amount must accordingly be converted into Swiss francs at the rate obtained, with respect to the enforcing creditor, on (i) the date of instituting the enforcement proceedings or (ii) the date of the filing for the continuation of the bankruptcy procedure (Fortsetzungsbegehren) and, with respect to non-enforcing creditors, at the rate obtained at the time of the adjudication of bankruptcy (Konkurseröffnung). For enforcement proceedings in Switzerland, a judgment expressed in a currency other than Swiss Francs will have to be converted into Swiss Francs.

(c)	Claims may become barred under statute of limitations or may be or become subject to the defense of set-off, counterclaim, material error, duress or fraud.

(d)	A determination or certification as to any matter provided for in the Indenture or Guarantees may be held by a Swiss court not to be final, conclusive or binding, if such determination or certificate could be shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith.

(e)	Where a party to the Indenture or the Guarantee is vested with discretion or may determine a matter in its opinion, Swiss law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

(f)	The enforcement of any guarantee, indemnity or other obligation of any Company for, or with respect to, any obligation of any other party may be limited to the freely disposable shareholders’ equity of such Company. Such freely disposable shareholder equity shall be determined in accordance with Swiss law and Swiss accounting principles and shall correspond to the amount of relevant Company’s total shareholder equity less the total of (i) its aggregate share capital and (ii) its statutory reserves (including reserves for own shares and revaluations as well as paid-in capital

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surplus) at the time of the start of the proceedings for enforcement. In addition, Swiss withholding tax of 35 percent may be levied on payments under a guarantee, indemnity or other obligation by a Company for, or with respect to, any obligation of any other party if the Swiss Federal Tax Administration deems such payment a dividend or similar distribution. However, we believe that if the Companies can prove that the Guarantees have been given in an arm’s length transaction, such as when the Companies have received, or receive, from their parent a commission or other reimbursement for the grant of the guarantee and the security, the risk of such a clarification is reduced.

(g)	We express no opinion on the effects of a revocation by any of the Companies of the appointment of an agent for service of process if the Companies do not simultaneously appoint a substitute agent for service of process.

(h)	We express no opinion as to the validity or enforceability of the obligations under the Indenture or the Guarantees. Further, we express no opinion as to tax matters or to any commercial, accounting, calculating, auditing or other non-legal matters.

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We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes that are made or brought to our attention hereafter.

This opinion may be relied upon by you as addressee hereof in connection with the matters set forth herein. We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder by the United States Securities and Exchange Commission.

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Without our prior written consent, this opinion may not be furnished or quoted to other persons, and it may not be relied upon by you in any other capacity or for any other purpose. No other person may rely on this opinion for any purpose. You are requested not to give copies to third parties or otherwise make the contents of this opinion public without our prior written consent.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

Sincerely yours,

HOMBURGER RECHTSANWÄLTE

Dr. Daniel Daeniker